Exhibit 99.1

[CIT Logo]

                                 Media Contact:    Kelley J. Gipson
                                                   Executive Vice President
                                                   Director of Marketing and
                                                   Corporate Communications
                                                   (973) 422-3235

                                 Investor Contact: Valerie L. Gerard
                                                   Executive Vice President
                                                   Investor Relations
                                                   (973) 422-3284

                                                   Stephen Klimas
                                                   Vice President
                                                   Investor Relations
                                                   (973) 535-3769

                     CIT ANNOUNCES NEW AIRBUS AIRCRAFT ORDER

NEW YORK, NY, August 18, 2005 -- CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, today announced it has signed a purchase agreement with aircraft manufacturer Airbus for new aircraft.

The purchase agreement covers 24 A320 family aircraft, to be delivered in 2007 and 2008, and 5 A350 aircraft, to be delivered in 2012 and 2013. The total dollar value of the aircraft order is approximately US $2.2 billion, based on Airbus' current list prices. CIT also has options to acquire additional airplanes.

"We have seen significant improvement in the outlook for the international commercial aerospace sector," said Rick Wolfert, Vice Chairman, CIT Commercial Finance. "Demand from our clients for new aircraft is strong and growing, and rental rates have rebounded nicely. On these new deliveries, we are meeting or exceeding our targeted returns and are well positioned to capitalize on our established market position as a leader in commercial aviation finance."

"Leasing companies such as CIT have vision, excellent financial resources and global reach. CIT's selection of the new Airbus A350 underscores the growing momentum for this exciting aircraft, and the company's repeat order for the A320 highlights the continuing strong demand for our best-selling aircraft family, which is still the benchmark in single-aisle aircraft innovation," says Airbus President and CEO Gustav Humbert.
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"This announcement is both timely and exciting, providing CIT with speed to market and flexibility through size and schedule of deliveries," said Jeff Knittel, President, CIT Aerospace. "The A350 is a technologically and environmentally sophisticated long-range twin aisle aircraft, which is well suited to market needs. Also, the A320 is among the industry's leading aircraft in terms of comfort and design. We anticipate high demand for both types of aircraft."

About CIT Aerospace:

CIT Aerospace currently leases, finances and manages more than 200 commercial aircraft and 110 regional jets to over 120 airlines worldwide, with the majority of the fleet leased to customers outside of the United States. With more than $6 billion in assets, CIT Aerospace offers a full range of financing solutions.

About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City and Corporate Offices in Livingston, New Jersey, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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